Exhibit 99.2

Non-binding English translation

of the Russian notice to shareholders

NOTICE

Of the ability to exercise the preemptive right to acquire common registered shares of JSC VTB Bank offered through the open subscription

Dear Shareholder of JSC VTB Bank:

Hereby JSC VTB Bank informs you that you may exercise your preemptive right to acquire, though the open subscription, additional common registered shares of JSC VTB Bank with a par value of 0.01 (one hundredths) Ruble each (Individual State Registration Number № 10401000B002D, dated July 27,2009).

The number of additionally issued common registered shares of JSC VTB Bank subject to the offering is 9,000,000,000,000 (nine trillion).

The offering price for common registered shares in JSC VTB Bank (including for those having a preemptive right to acquire the shares) will be determined by the Supervisory Board of JSC VTB Bank after the period of existence of the preemptive right to acquire the offered shares lapses.  The offering price for the shares for persons having the preemptive right to acquire them will not differ from their offering price for third parties.

Through August 24, 2009, you may, fully or partially, exercise your preemptive right by submitting to JSC VTB Bank a written application on the acquisitions of the offered common registered shares in JSC VTB Bank (hereinafter the “Application”).

The Applications will be accepted by VTB 24 Bank (Closed Joint Stock Company) – a professional participant in the securities market which provides to the issuer services related to the offering of additional shares – on business days from 9:30 a.m. until 6 p.m. at the addresses specified in the addendum to the Resolution on the additional issuance of shares and in Section 10.10 of the Prospectus of Issuance registered by the Bank of Russia on July 27, 2009.

The Application shall be signed by a JSC VTB Bank Shareholder in person or by its/his/her proxy and shall be accompanied by a document confirming the authority of such proxy (representative).

The Application shall contain the following:

• heading: “Application to exercise the preemptive right”;

• last name, first name, patronymic (for individuals) or a company name with the indication of the organizational and legal form (for legal entities);

• residential address (for individuals) or location (for legal entities);

• the number of securities to be acquired.

It is also recommended to include the following information in the Application:

• mailing address;

• requisites of an identification document for an individual, or requisites of a state registration certificate of a legal entity-resident and its main state registration number;

• number of the contact phone /fax;

• requisites of the personal account in the register of JSC VTB Bank shareholders, or information on the nominal holder if shares are to be credited, in the register of holders of registered securities, to the account of a nominal holder (full company name, main state registration number, name of the authority having effected the state registration, date of the state registration (inclusion into the Unified State Register of Legal Entities), name (type), number and date of a custody account agreement and name (type), number and date of an inter-depository agreement.

• requisites of the bank account for the return of funds.

In cases provided for by Regulation No. 268-П of the Bank of Russia, dated April 19, 2005 “On the Procedure and Criteria for the Assessment of Financial Status of Individuals – Founders (Participants) of Credit Institutions” and Regulation No. 218-П of the Bank of Russia, dated March 19, 2003 “On the Procedure and Criteria for the Assessment of Financial Status of Legal Entities – Founders (Participants) of Credit Institutions”, the Application shall be accompanied by the corresponding documents to confirm the sufficiency of the acquirer’s funds to pay for the securities (or such documents shall be provided in addition to the Application within the period of share offering among the holders of the preemptive right).  To this end, if other normative acts of the Bank of Russia establishing the procedure and criteria for the assessment of financial status of the founders (participants) of credit institutions apply as of the moment of the provision of such documents by the acquirer, such documents shall be submitted in cases and under the procedure provided by such other normative acts.

If, as the result of performance under the Application by one legal entity or individual or by a group of legal entities and/or individuals interconnected by an agreement, or by a group of legal entities which are subsidiaries or affiliates of each other, over 20% of JSC VTB Bank shares is to be acquired, the Application shall be accompanied by documents confirming preliminary consent of the Bank of Russia to the above-mentioned acquisition.

Non-resident legal entities and individuals shall also produce a written statement of whether they are deemed qualified investors in the country of their location.

The maximum number of securities which may be acquired by a person exercising its/his/her preemptive right to acquire the same shall be pro rata to the number of common registered shares of JSC VTB Bank held by such person and shall be determined in accordance with the following formula:

N = Q x (9,000,000,000,000 / 6,724,138,509,019), where

N – is the maximum number of offered securities which may be acquired by such person,

Q – is the number of common registered non-documentary shares of JSC VTB Bank held by such person as of the date of compilation of a list of person having the preemptive right to acquire the offered securities;

9,000,000,000,000 – is the aggregate number of additionally offered common registered shares of JSC VTB Bank;

6,724,138,509,019 – is the number of JSC VTB Bank shares outstanding as of the date of the adoption of the resolution to increase the charter capital of JSC VTB Bank through the offering of common registered non-documentary shares.

If, in connection with the exercise of the preemptive right to acquire the offered securities, a shareholder may not acquire a whole number of the shares, it is possible to form parts of the shares (fractional shares).

A shareholder exercising the preemptive right to acquire the offered shares of JSC VTB Bank shall pay for the acquired shares within 5 (five) business days after JSC VTB Bank discloses information on the offering price for securities.

Receipt of funds on the accumulation account of JSC VTB Bank no later than on the last date established for the payment for the shares shall be deemed payment for the shares, provided that funds shall be received from the acquirer of securities through VTB 24 Bank (Closed Joint Stock Company) in accordance with the following requisites:

Payee - VTB 24 (CJSC) Moscow;

Payee TIN – 7710353606;

Payee Account– 30603810400000000188;

Payee Bank - VTB 24 (CJSC) Moscow;

BIC of the Payee Bank – 044525716;

Corr./acc-t 30101810100000000716 with Operations Department of the Moscow Main Territorial Department of the Bank of Russia.

Correspondent Account of JSC VTB Bank No. 30101810700000000187 with Operations Department of the Moscow Main Territorial Department of the Bank of Russia shall be deemed the accumulation account of JSC VTB Bank.

The agreement on the acquisition of shares with a person exercising the preemptive right to acquire the shares shall be deemed concluded on the date of payment for the shares by a person exercising the preemptive right.

The application shall be deemed not submitted if:

• The Application does not contain information which should be included pursuant to this Notice, the Resolution on the additional issuance of securities and Prospectus of Issuance registered by the Bank of Russia on July 27, 2009;

• the Application is not accompanied with documents (and the same are not additionally provided) which should be attached (or additionally provided) pursuant to this Notice, the Resolution on the additional issuance of securities and Prospectus of Issuance registered by the Bank of Russia on July 27, 2009;

• The Application does not allow to identify a person on whose behalf the Application has been submitted as a person included in the list of persons having the preemptive right to acquire the additional shares;

• The Application is received after the expiry of the validity period of the preemptive right;

• The Application signed by a proxy (authorized representative) of a person exercising the preemptive right to acquire the shares is not accompanied by an original or a notarized copy of the duly executed power of attorney or another document certifying the authority of such proxy (representative).

If one person exercising the preemptive right to acquire the shares submits more than one Application, the Application received last shall be deemed the one actually submitted, and if several Applications are submitted concurrently – the Application complying with the established requirements and specifying the biggest number of the acquired securities shall be deemed prevailing.

If the number of the acquired shares specified in the Application by a person exercising the preemptive right to acquire the shares is over the maximum number of the shares which such person may acquire, it would be deemed that such person has exercised its/his/her preemptive right to acquire the shares with respect to the maximum number of shares which such person may acquire.

If the number of the acquired shares specified in the Application by a person exercising the preemptive right to acquire the shares is less than the maximum number of the shares which such person may acquire and payment for which has been made within the period established for the payment for the acquired shares, it would be deemed that such person has exercised its/his/her preemptive right to acquire the shares with respect to the whole number of the paid shares not exceeding the number specified in the Application. In such case the Application shall be satisfied with respect to the whole number of the paid shares.

If the number of the acquired shares specified in the Application by a person exercising the preemptive right to acquire the shares is over the number of shares payment for which has been made within the period established for the payment for the acquired shares, it would be deemed that such person has exercised its/his/her preemptive right to acquire the shares with respect to the whole number of the paid shares.

* * * * *

The offer of the shares and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to US shareholders:

The Offer is made for the securities of a foreign company. The Offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements provided as part of the Offer were prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment. The Offer is addressed solely to the shareholders of JSC VTB Bank.

Notice to shareholders in other jurisdictions:

This communication is directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as “relevant persons”).  Any investment activity to which this communication relates will only be available to and will only be engaged with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Advertisement legend:

This document is an advertisement and not a prospectus for the purposes of applicable measures implementing EU Directive 2003/71/EC and as such does not constitute an offer to sell or the solicitation of an offer to purchase securities.

Public offer legend:

Any offer of securities to the public that may be deemed to be made pursuant to this communication in any EEA Member State that has implemented EU Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”) is addressed solely to qualified investors (within the meaning of Article 21(1)(e) of the Prospectus Directive) in that Member State.